Exhibit 10.15

[LANDS’ END LETTERHEAD]

September 19, 2013

Michele Donnan Martin

[Address Omitted]

Dear Michele,

We are pleased to confirm an offer of employment to you as Executive Vice President / Chief Merchandising and Design Officer. As part of the Lands’ End Senior Leadership Team, you will report directly to me. Your start date will be November 4, 2013. This letter serves as confirmation of our offer, subject to the contingencies listed below. We all believe the future of Lands’ End will provide us with many opportunities for growth and the company is well positioned for continued success.

Some key elements of the offer are as follows:

•	We acknowledge that you have successfully completed our background check.

•	Annual base salary of $600,000 paid in bi-weekly payments (your first check will be a live check then followed by direct deposit the next pay period). Increases will be determined based on a number of factors, with performance typically being the most significant factor.

•	You will also receive a $175,000 sign on bonus (less appropriate taxes), which will be paid via check along with your first regular paycheck. It is understood that this bonus is being paid in part to defray the costs of moving personal goods to the corporate apartment you will be provided as set forth below.

•	Participation in the Lands’ End, Inc. Annual Incentive Plan (“AIP”) with an annual target incentive opportunity of 65% of your base salary. Your target incentive under the 2013 AIP will be prorated from your start date through February 1, 2014, the last day of LE’s 2013 fiscal year. Any incentive payable with respect to a fiscal year will be paid on or about April 15th of the following fiscal year, provided that you are actively employed at the payment date. Further details regarding your 2013 AIP target award will be provided to you following your start date.

•	You will be eligible to receive a Special Incentive Award with respect to LE’s 2014 fiscal year (payable on or about April 15th of the fiscal year following the applicable fiscal year), provided that you are actively employed at the payment date, subject to the following terms:

•	2014 fiscal year: $195,000, 100% of which is subject to reduction by any amount payable to you under the 2014 AIP.

•	You will be eligible to participate in the Lands’ End, Inc. Retirement Plan, which includes a 401(k) contribution feature and currently includes a Company Match. Lands’ End will begin matching your contributions at 50%, maximum of 6% of your earnings, after a year of service, beginning on the next quarter, subject to the continued availability of the match. Your particular rights under the Retirement Plan shall be governed by the terms of the plan, which is subject to amendments, modification or termination by Lands’ End.

•	You will be allowed to work out of offices in both New York and Dodgeville. You will work in Dodgeville no less than 50% of the time during any month, based upon a 40 hour workweek, as well as such additional time and upon such additional occasions that we may reasonably require you to be in Dodgeville. To support you in this arrangement, Lands’ End will provide a mutually agreeable corporate apartment in Madison and travel expenses, such housing and travel expenses not to exceed $50,000 per calendar year (any partial year of employment being pro rated). This cap on living and travel expenses shall not apply to any business travel to or from locations other than Dodgeville and New York.

•	You will receive four (4) weeks of vacation as of your start date.

•	Participation in the SHC long-term incentive program (“LTI”). Your target incentive opportunity under the LTI will be 100% of your base salary. Your participation in SHC’s 2013 LTI will be prorated from your start date through January 30, 2016, the last day of SHC’s 2015 fiscal year. Further details regarding your 2013 LTI target award will be provided to you following your start date.

•	You will be eligible to receive a long-term incentive cash award of $150,000 (gross). This award will be scheduled to vest on a graded basis, with one-third of the award vesting as of each of the first three (3) anniversaries of your start date, provided you are actively employed on the applicable vesting date, and will be payable as soon as administratively possible following the applicable vesting date.

•	You will be required to sign an Executive Severance Agreement (“Agreement”). While the exact terms of the ESA will govern these matter, here is a summary:

If your employment with SHC is terminated by SHC (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement), you will receive twelve (12) months of salary continuation at your greatest annual salary with SHC, subject to mitigation. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for twelve (12) months following termination of employment. The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you receive severance benefits under this Agreement.

This offer is contingent upon you signing this Agreement. Upon signing the Agreement, you agree that the consideration you are receiving for doing so includes not only your employment with SHC but also the other compensation and benefits you will be receiving (or eligible to receive) from SHC as outlined herein and which you would not have been offered or received (or been eligible to receive) without your signing the Agreement.

•	If your employment is terminated by Lands’ End/Sears Holdings for Cause or by you without Good Reason within twenty four (24) months of your start date, you will be required to reimburse the company 100% of gross amount (including withheld taxes) of the 2014 Special Incentive Award and signing bonus paid to you, along with any and all costs we incur to collect that reimbursement, including attorneys’ fees.

If you need additional information or clarification, please feel free to call me at 608-935-4181.

We look forward to having you a part of the Lands’ End team.

Sincerely,

/s/ Edgar Huber	/s/ Michele Donnan Martin
Edgar Huber	Michele Donnan Martin
CEO/President